EXHIBIT 11

              Play By Play Toys & Novelties, Inc. and Subsidiaries
                        Computation of Earnings Per Share

                                                            Year Ended July 31,
                                                    1997           1996            1995
                                                ------------   ------------    ------------
Primary:

Weighted average shares outstanding .........      4,871,867      4,841,100       2,612,333

Dilutive effect of stock options and warrants         87,718           --              --
                                                ------------   ------------    ------------
Weighted average number of common
  and common equivalent shares ..............      4,959,585      4,841,100       2,612,333
                                                ============   ============    ============


Income before discontinued operations .......      6,215,972      4,052,115       1,898,598
Loss from discontinued operations ...........           --         (384,038)       (259,361)
Net Income ..................................   $  6,215,972   $  3,668,077    $  1,639,237
                                                ============   ============    ============

Income per share:
Income before discontinued operations .......   $       1.25   $       0.84    $       0.73
Loss from discontinued operations ...........           --            (0.08)          (0.10)
                                                ------------   ------------    ------------
Net Income per share: .......................   $       1.25   $       0.76    $       0.63
                                                ============   ============    ============


Fully Diluted:

Weighted average shares outstanding .........      4,871,867      4,841,100       2,612,333

Assumed conversion of Convertible
  Subordinated Debentures ...................         70,105           --              --

Dilutive effect of stock options and warrants        236,653           --              --
                                                ------------   ------------    ------------

Weighted average number of common
  and common equivalent shares ..............      5,178,625      4,841,100       2,612,333
                                                ============   ============    ============

Net Income ..................................   $  6,215,972   $  3,668,077    $  1,639,237
Interest on convertible debt, net of tax ....         59,112           --              --
Loss from discontinued operations ...........           --         (384,038)       (259,361)
                                                ------------   ------------    ------------
Net income applicable to common stock .......   $  6,275,084   $  3,284,039    $  1,379,876
                                                ============   ============    ============

Income per share:
Income before discontinued operations .......   $       1.21   $       0.76    $       0.63
Loss from discontinued operations ...........           --            (0.08)          (0.10)
                                                ------------   ------------    ------------
Net income per share: .......................   $       1.21   $       0.68    $       0.53
                                                ============   ============    ============